Exhibit 10.9

Our ref: P/S2254/00005/06
Date: 6th March, 2006

Customer: Shenzhen Ritar Power Co., Ltd.
Address: Building 9, Second Industrial Zone, Fuqiao, Qiaotou Village, Fuyong Town, Bao’an District, Shenzhen

Dear Sirs,

Banking Facilities: Shenzhen Ritar Power Co., Ltd. (the “Borrower”)

We, DBS Bank (Hong Kong) Limited Shenzhen Branch (the “Bank ”), are pleased to inform you that we propose to make available to you the following banking facilities (the “Facilities”) upon the following terms and conditions. The Facilities will be effective until the date when the Bank decides to terminate the Facilities and serve you the termination notice. The Bank shall have the right to review the Facilities anytime (including the annual review on the Facilities pursuant to the standard practice of banks), and to elect (not obliged) to notify the Borrower/or any security provider/or any guarantor of the decision to extend the term of the Facilities. Whether the aforesaid notice is served shall not affect any right under this letter/or any guaranty or mortgage documents:

Facilities:

1.	Account Receivables Based Credit - RMB 2,000,000 Yuan (non-affirmatory limit)

Payment under this Facility shall be made directly to the supplier as long as the trust receipt by evidence of the origin or counterpart (duly certified as a true counterpart by the Borrower) of the supplier’s invoice is presented.

The maximum financing period for each invoice shall be 3 month, less:

(1) Supplier’s credit period (if any); and

(2) In case payment is made to the supplier after the payment due date, the period lapsed after such date.

Suppliers of account payable financing and each of its individual limits shall be respectively subject to the Bank’s prior written approval on a case by case basis (if so required by the Bank). The Bank may from time to time carry out at the Borrower’s expense updated evaluations on the suppliers of Account Receivable Based Financing. All costs and fees incurred thereby may be charged on the Borrower’s account.

Interest

[35]% per annum over the prime rate by the People’s Bank of China in accordance with the corresponding level of the loan on the date when such loan is provided.

Account Payable Financing Charges:

The charges shall be collected subject to the current standards of the Bank unless any other agreement is reached or any other provision is stipulated under this letter.

2.	Factoring(Ⅰ)-USD 300,000 (non-affirmatory limit)

Terms and conditions of the Factoring are stipulated in Appendix 2 and the Factoring Agreement.

3.	Factoring (Ⅱ)-RMB 5,000,000 Yuan or US dollars in equivalent value(converting in accordance with the rate decided by the Bank).

(ⅰ)  Internal Factoring - RMB 5,000,000 Yuan or US dollars in equivalent value (converted in accordance with the rate decided by the Bank).

(ⅱ) External Factoring - RMB 3,000,000 Yuan or US dollars in equivalent value (converted in accordance with the rate decided by the Bank).

Terms and conditions of the Factoring are stipulated in Appendix 2 and the Factoring Agreement.

Note:

The unused limits of aforesaid external factoring may provide to Ritar Power Group (Hong Kong) Limited, but the unpaid loan to the Borrower and Ritar Power Group (Hong Kong) Limited (collectively, the “Co-borrowers”) shall not exceed RMB 3,000,000 Yuan or US dollars in equivalent value (converted in accordance with the rate publicized by the Bank from time to time) at any time.

Facilities to Several Borrowers:

The Facility used by the Borrower or any of the Co-borrowers shall not exceed the amount that is stipulated separately in this letter. If such Facility is used by the Borrower or any of the Co-borrowers, the Bank shall not be responsible for informing other borrowers the status of such usage.

However, all the borrowers and every Co-borrower shall be liable jointly and severally to the Facility.

Every payment request made to any of the Co-borrowers shall be deemed as the same made to the Borrower.

Even if the Bank terminates the agreement, reconcile, accept relevant articles or make any other arrangement with any of the Co-borrowers, the Bank shall not be liable to make a same arrangement with the Borrower.

The insolvency or dissolution of any borrowers or co-borrowers shall not affect the effectiveness of this letter.

For any reason if any of the Co-borrowers may not be bound by this letter anymore, the Borrower shall still be bound by the obligations under this letter.

Conditions Precedent: The availability of the Facilities is conditional upon completion and delivery of the appropriate supporting board minutes and/or shareholders’ resolutions, and the following documentations, items and evidence in form and substance satisfactory to the Bank:

(a) The Bank’s standard form General Commercial Agreement duly executed by the Borrower;

(b) The Bank’s standard form Guarantee Agreement duly executed by Jiada Hu to provide guarantee for all the debts owed by the Borrower under this letter;

(c) The originals of the certificate of the title to the property which is located in room 2201, Tian’an Digital Time Building, Xi Shennan road, Che Gongmiao industrial area (Certificate No. 3000217876) and the one which is located in room 706, D3 block, Fuyuan Shangzhu Garden, Baoshui Futian District, Shenzhen, Guangdong Province (Certificate No. 9001402);

(d) The bank’s standard form Guarantee Agreement duly executed by [name of guarantor] to secure all indebtedness owed by the Borrower to the Bank; The Borrower shall open a certain drawback account in the Bank and execute the authorization letter acceptable to the Bank in respect of the irrepealably account management and deduction;

(e) The Bank’s standard form Factoring Agreement duly executed by the Borrow dated 13th December, 2004;

(f) The Bank’s standard form Factoring Agreement duly executed by the Borrow dated 30th September, 2005;

(g) Such other documents, items or evidence as the Bank may require (including the documents and relevant legal opinions in respect of the approval, registration and/or record in relation to this letter, any Facility and relevant guarantee and/or mortgage.

Most Favored Rate: The most favored rate shall mean Hong Kong Dollar most favored rate quoted by DBS Bank (Hong Kong) Limited from time to time unless otherwise provided herein. If the interest rate in respect of any Facility is expressed to be a margin plus the most favorable rate quoted by the Bank from time to time, the Bank shall be entitled, in its reasonable discretion, at any time without reference or notice to the Borrower, to substitute the rate of “HIBOR plus 0.5%” for the most favorable rate in calculating the interest payable under such Facility. If the interest rate in respect of any Facility is expressed to be a percentage less than the most favorable rate quoted by the Bank from time to time, the Bank shall be entitled, in its reasonable discretion, at any time without reference or notice to the Borrower, to replace such interest rate by the rate of “HIBOR plus 0.5%” as the applicable interest rate in respect of such Facility.

Operation Day: As far as the foreign currency is concerned, operation day shall mean the operation day of commercial banks in the main financial centre in Shenzhen and (if applicable) such main financial centre as relevant to the denominated currency of relevant Facilities (or part of them) (excluding Saturday) unless otherwise provided herein. As far as RMB is concerned, operation day shall mean the operation day of commercial banks in Shenzhen (excluding Saturday) unless otherwise provided herein. If the repayment day or the interests payment day is not an operation day, the Bank shall be entitled, in its own discretion, to adjust it to the operation day immediate after or preceding the operation day. Furthermore, if the repayment day or the interests payment day does not exist in the month, such payment day shall be adjusted to the last operation day of the month.

Overdue Interest: As far as the foreign currency is concerned, if any amount of foreign currency under this letter which is unpaid on due date or exceeds the permitted Overdraft Facility limit, such overdue or excess sum will be subject to the Bank’s then prevailing overdue or over limit interest rate, and may be compounded monthly or at such other intervals as the Bank determines. The Bank may, without prejudice to its other rights, increase the interest rate on the entire amount outstanding under this Letter if any amount becomes overdue.

As far as RMB is concerned, if any amount of RMB under this letter is unpaid on due date, the Borrower shall be liable to pay a penalty interest subject to the determined annual interest rate under this letter plus 2% (Whenever the overdue rate becomes higher or lower than the maximum or minimum overdue rate quoted by the People’s Bank of China, the aforesaid overdue rate shall be adjusted to the maximum or minimum overdue rate quoted by the People’s Bank of China.) before all the loan and interests are repaid, and such interest shall be adjusted and calculated in subsection. The interest which is unpaid when due shall be collected subject to a compounded monthly rate.

Handling Fee/ Commission/ Commitment Fee: RMB 5,000 Yuan

Stamp Duty: RMB 200 Yuan

Interest Calculation: Unless otherwise provided herein, interest will accrue on daily basis and will be calculated by reference to the number of days elapsed and 365-days per year (if the loan is denominated in HK Dollars, Pounds Sterling, Singapore Dollars or Malaysia Ringgit) or 360-days per year (if the loan is denominated in any other approved foreign currency).

Payments: All payments by the Borrower are to be made to the Bank in accordance with the Bank’s directions in the currency in which the Facility (or the part in question) is denominated or, as the case may be, in which the same was incurred or, if the Bank shall so require, in HK Dollars, in each case in immediately available funds without set-off or counterclaim and free and clear and without any deduction or withholding for any taxes, duties or any other charges whatsoever. If any payment to the Bank is not denominated in the aforesaid currency as agreed, the Bank shall be entitled to convert it into the agreed currency in accordance with the rate quoted by the Bank at that time, and the Borrower shall complement the insufficient part (if any). In any case, all the fees incurred in respect of the converting of the currency shall at the Borrower’s expense.

Fee and Expenses: The Borrower shall be responsible for the Stamp Tax in respect of this letter (including the part which shall be paid by the Bank). Without prejudice to the above clause, whether or not any monies are advanced to the Borrower pursuant to this Letter or otherwise; the Borrower shall pay on demand by the Bank all costs and expenses (including without limitation the debt collection agents’, legal and other professional adviser’ fees on a full indemnity basis, travel, communications, publicity and other expenses and charges) reasonably and properly incurred by the Bank in connection with the preparation, negotiation and entry into this Letter, the General Commercial Agreement and other security documents to be given by the Borrower or other security providers (collectively “Loan Document”) or in perfecting, preserving or protecting any rights under the Loan Documents or in exercising or enforcing or attempting to exercise or enforce any rights under the Loan Documents.

A handling fee in an amount to be determined by the Bank will be payable in respect of the annual review to be carried out by the Bank so long as the Facilities are continuing. Such fee may be debited to the Borrower’s account.

Undertakings: By signing this Letter, the Borrower shall be deemed to undertake to and in favor of the Bank the following;

(a) The Borrower will keep and prepare its books of account and financial statements in accordance with applicable law and generally accepted accounting principles and practices in Hong Kong.

(b) The Borrower shall deliver to the Bank:

(i)
as soon as available, and in any event within 10 months after the end of each of its financial years, copies of its audited (and, as appropriate, consolidated) accounts and the related directors’ auditors’ reports for each financial year of the Borrower and financial condition and business as the Bank may request;

(ii)	With reasonable promptness, details of any material litigation, arbitration or administrative proceeding current or, to its knowledge, threatened by or against it.

(c) The Borrower will notify the Bank promptly of any change of its directors or beneficial shareholders or any amendment to its contracts (if any) or articles of association. Without the prior written approval of the Bank, the Borrower shall not make any change of its directors or beneficial shareholders or any amendment to its contracts (if any) or articles of association.

(d) The Borrower will promptly notify the Bank upon becoming aware of any factor which may inhibit, impair or delay performance by the Borrower or any guarantor or security provider of its obligations under the Loan Documents.

(e) Without the prior written consent of the Bank, the Borrower shall not mortgage the property ascribed to it in aforesaid article (c) to any bank or company excluding the guarantee and/or mortgage made pursuant to the Loan Documents.

(f) The Borrower shall obtain all the approval, registration and/or record in respect of the Loan Documents obtained by all the relevant guarantors and/or security providers, and maintain the validity of such approval, registration and/or record until all the Facilities are repaid. Furthermore, the Borrower shall immediately deliver the origin or counterpart (which has been duly certified as a true counterpart by the Borrower or the guarantors or security providers (as the case may be)) to the Bank as soon as the approval, registration and/or record is/are obtained.

Limitation to the Facilities:

During the valid term of the Facilities pursuant to this letter, the amount of Facilities provided by the bank shall be on the basis of the fund raised by the Bank. If any restrictive regulation in respect of the Bank’s borrowing from other banks or any other restrictive regulation enacted by the People’s Bank of China/China Banking Regulatory Commission results in a failure for the Bank to provide the Borrower all or part of the Facilities under this letter, the currency of the Facilities should be adjusted to other currency on the basis of current law and regulation and the available money of the Bank. The Borrower shall agree to all the arrangements made by the Bank in respect of the aforesaid matter and give active cooperation, and the Borrower hereby further agrees that the Bank is not liable at all in this regard.

Demand Facilities:

(a) Without prejudice to following section (b), if the Borrower fails to make any payable payment on time or to perform any obligation under this letter or any other Loan Documents, or the Borrower is adjudicated a bankrupt or dissolved, the Bank shall be entitled to cancel the Facilities or any part thereof and/or to demand immediate repayment or payment (as the case may be )of all principal ,interest, fees and other amounts outstanding under this Letter or any part thereof (“Liabilities”) and/or to require the Borrower immediately to provide full cash collateral in respect of the Liabilities shall be immediately so payable and/or such cash collateral shall be so provided.

(b) Notwithstanding any other provision of this Letter (including above section (a)),the Bank shall be entitled at any time in its absolute discretion to cancel the Facilities or any part thereof and/or to demand immediate repayment or payment (as the case may be )of all principal ,interest, fees and other amounts outstanding under this Letter or any part thereof (“Liabilities”) and/or to require the Borrower immediately to provide full cash collateral in respect of the Liabilities shall be immediately so payable and/or such cash collateral shall be so provided.

(c) Notwithstanding the clause headed “payments” above (which shall only apply where no demand has been made ), all monies received by the Bank at any time after the Bank has exercised its rights under paragraph (a) mentioned above shall be applied, subject to any prior ranking claims and the right of the Bank to place them in a suspense account pursuant to the General Commercial Agreement:

First: in or towards discharging all costs and expenses incurred by the Bank in perfecting, preserving, enforcing or attempting to so perfect, preserve of enforce its rights under the Loan Documents;

Secondly: in or towards discharging all unpaid Liabilities in such order and manner as the Bank may prescribe;

Thirdly: subject to the rights of third parties of which the Bank has actual notice, any balance in payment to the Borrower.

Breaching Liability: Any loss or damage incurred from the Borrower’s failure to perform the obligations under this letter plus such profits as shall be obtained if the Borrower does not fail to perform aforesaid obligations shall be compensated by the Borrower.

Assignment:

(a) The Borrower shall not assign or transfer any or all of its rights or obligations under this Letter.

(b) The Bank may at any time transfer all or any part of its rights and/or of its obligations under this letter. If the transferee is a member of DBS Group (DBS Group members shall mean all the subsidiaries, branches which engage in the banking businesses under the DBS Group, include but without limitation DBS Bank Ltd., DBS Bank (Hong Kong) Ltd. and their branches.), the Bank shall only be required to inform the Borrower with prior written notice. Such transfer/modification shall enter into effect on the date stipulated in the prior written notice. All references in this Letter to “Bank” include the successor, transferee and any other person with which the Bank merges or consolidates and will be deemed as if such entity formed by the merger or amalgamation, the successor or the transferee (as the case may be) had been a party to this Letter in place of the Bank.

Data Policy: The Borrower agrees that the applicable Data Policies and other communications to customers concerning its data from time to time issued by the Bank (a member of the DBS Group) shall apply. A copy is available on request at any Bank or from its website. The Borrower agrees that all information obtained from any sources or that arises from the relationship with the Bank (or any other DBS Group Company) (“data”) will be subject to such polices/or other communications. (as may be from time to time). The Borrower agrees in particular that:

(a)	The Bank may verify, provide and collect information about the Borrower’s data from other organizations, institutions or other persons.

(b)	The Bank may transfer the data outside the Hong Kong Special Administrative Region including to Singapore; and

(c)
The Bank may compare any data obtained with the Borrower’s data, and use the results for taking of any actions including actions that may be adverse to the Borrower’s interest (including declining any application).

The Borrower agrees to be bound by the provisions of such Data Policies, notices and other communications, which shall from part of the Borrower’s agreement with the Bank.

Relationship with Directors/Employees: As a licensed bank, the Bank is subject to certain limitations in advances to persons related to directors or employees of the Bank or of other DBS Group banks. By signing this Letter, the Borrower confirms that it is not in any way related to any of the directors or employees of the Bank and/or its parent Bank Ltd or its other indebtedness to the Bank is outstanding, immediately to advise the Bank in writing.

Miscellaneous:

(a) Without prejudice to any other provision of this letter, the Borrower shall be entitled at any time to repay all the loans or any part thereof under the Facilities on the precondition that it has obtained the Bank’s prior approval and met all the requirements made by the Bank (including requiring the Borrower to pay the interests calculated from the advance repayment date to original repayment date.)

(b) Time shall be of essence of this Letter, but no failure or delay on the part of the Bank to exercise or enforce any right to remedy will operate as a waiver therefore, nor will any single or partial of defective exercise of any right or remedy. The rights and remedies in this Letter are cumulative, may be exercised as often as the Bank considers appropriate and are not exclusive of any rights or remedies provides by law.

(c) Any notice or correspondence given hereunder or to be served in respect of this letter may be:

(ⅰ) by sending the same through the post from the Bank to the Borrower and shall be deemed to be served on the date it is sent; by sending the same through the post from the Borrower to the Bank and shall be deemed to be served on receipt.

(ⅱ) by sending the same through the fax and shall be deemed to be served on the date it is sent if the sending day is the working day of the receiver or shall be deemed to be served on the first working day immediate after the sending day if the sending day is not the working day of the receiver.

Should there be a change of address to which notices must be sent, the Borrower must promptly inform the Bank. Such changes shall not be effective until duly entered in the Bank’s records.

(d) The illegality, invalidity or unenforceability or any provision of this Letter under the law of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

General Commercial Agreement: The provisions of the General Commercial Agreement, including without limitation, provisions relating to interest periods, shall also apply to this Letter. If there is any conflict between them, this Letter shall prevail.

Law: This Letter and the Facilities shall be governed by the laws of the PRC and the parties hereto submit to the non-exclusive jurisdiction of the China Courts. The aforesaid clause shall not limit the Bank’s right to perform this letter in the court located in any other jurisdiction area. If any lawsuit in respect of or arising out of this letter is brought to the China Courts, the jurisdiction court shall be the one located in the same place as the Bank.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this Letter for the attention of [name of RM], within one month from the date of this Letter, after which this offer will lapse. Ms. Jenny Ji or Mr. Paul Wu, within one month from the date of this Letter, after which this offer will lapse. [Add for 2nd new format full offer letter: When accepted, this Letter will supersede our previous facility letter dated 29 November, 2006 with referenced/P/S2254/0817/04. ]

We enclose a set of documents which should be completed and returned to us. If you have any queries, please contact Ms. Jenny Ji or Mr. Paul Wu at telephone number (755) 82691004 or 82691005.

We are pleased to be of service to you.

Signed for and on behalf of
DBS Bank (Hong Kong) Limited Shenzhen Branch
(Corporate Seal)

Signed and accepted by:
Shenzhen Ritar Power Co., Ltd
(Corporate Seal)

By:	/s/ Jiada Hu
Jiada Hu Date: 7 March, 2006

Appendix 1 Borrower Information

Borrower	Shenzhen Ritar Power Co., Ltd.

Registration No.	4403012089074

Registration Address:	Building 9, Second Industrial Zone, Fuqiao, Qiaotou Village, Fuyongj Town, Bao’an District, Shenzhen P.R.C.

Legal Representative	Jiada Hu

Mailing Address	Tian’an Digital Time Building 2201# Futian District, Shenzhen

Fax:	(755) 8347 5180

Appendix 2: Disclosed Terms and Conditions for the Factoring

Disclosed Terms and Conditions for the Factoring, including:

a) Advance:

Upon the Bank’s sole discretion, the Bank may determine the amount of the advance pursuant to certain qualification requirement and provide the Borrower with the prepayment as requested, before the “Payment Due Date.”

b) Account Receivable Management

The Bank agrees to manage the Borrower’s Sales Statements, send out monthly balance statement on behalf of the Borrower to the Borrower’s debtors, and accept payments on behalf of the Borrower relating to the Borrower’s account receivable.

1. (a) Maximum Amount of the Advance:	(i) $300,000 U.S. dollars.

(ii)RMB5,000,000, or U.S. dollars in equivalent value.

(b) Percentage of the Advancet:	(i) 75%

(ii) 80%

(c) Maximum Financing Period:	Not to exceed 120 days from the date of invoice issuance.

(d) Management Fee:	3% of the face value of the invoice. (All remedies therein reserved, except remedies against Zhongda Electronic (Jiangsu) Ltd.

(e) Interest Rate on Cash Advance:	45% per annum over the People’s Bank of China prime rate on the date when such advance is provide.

(f) Interest Rate:	2%, payable per month, accrued upon unpaid balance
.

2.
Respective Maximum Advance Amount to certain debtors of the Borrower shall be determined by the Bank upon the Bank’s sole discretion, subject to the Bank’s satisfaction with its evaluation on such debtor’s financial conditions.

3.	The Borrower shall notify its debtors in writing and in the form designated by the Bank.

4.
When requesting drawings by a debtor insured by China Export Credit Insurance Company, the Borrower shall tender relevant shipping documents to China Export Credit Insurance Company, and convey to the Bank the certificate of insurance acquired thereof together with other export documents required by the Bank.

5.	Debtors shall assign, transfer and convey to the Bank all interests and rights arising from the insurance policy pertaining to certain loans.

6.
Any advance to the Borrower shall be placed into the Borrower’s account with the Bank, pursuant to the Borrower’s instructions via facsimile. The Bank is not responsible for any delay, loss, damage caused by the delay, damage or transmission error during the facsimile process.

7.
The Borrower’s account receivables shall be duly evaluated before activation of the Borrower’s account with the Bank. The terms and conditions of this letter (including this appendix) may be modified according to the result of the evaluation. Periodic evaluations by the Bank thereafter are also allowed. The Bank reserves any right to modify this letter provided it is not satisfied with any result of the evaluation.

8.
The Standard Form Facility Agreements dated December 13, 2004 and September 30, 2005, by and between the Borrower and the Bank shall remain full force and effect notwithstanding the foregoing provisions. Any modification of terms or conditions made pursuant to this letter (including the appendix) shall become effective as of the date designated in the Bank’s written notice pertaining to such modification.

 DBS Bank